Exhibit (p)21

WESTPORT RESOURCES MANAGEMENT

CODE OF ETHICS

The Securities and Exchange Commission has mandated that this firm publish a Code Of Ethics that guides the way that we do business. To quote the regulatory release, “Our proposal was designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of advisory firms and their personnel.” The firm expects that all persons conduct their business at the highest level of integrity. The firm also requires compliance with federal securities laws. The rule, 204A has several requirements which this firm will follow:

1. Standards of Conduct and Compliance with Laws.

This rule requires that our action reflect an adviser’s fiduciary obligations and those of our supervised persons. In short, we are required to comply with federal securities laws.

2. Protection of Material Nonpublic Information.

Our code of ethics requires that all persons work to prevent access to material nonpublic information about our advisers’ securities recommendations, and client securities holdings and transactions by individuals who do not need the information in order to perform their duties. All persons are required to safeguard this sensitive information both within and outside the firm.

3. Personal Securities Trading.

Our Code of Ethics requires that all persons associated with our firm report their personal securities transactions and holdings to the firm’s Chief Compliance Officer. The Chief Compliance Officer, in turn, is required to review these transactions and holdings. This policy will be met by having duplicate statements for all associated persons and their spouses and any persons dependent on the associated person for financial support sent to the Chief Compliance Officer. Further, any accounts that persons wish to open away from our affiliated Broker, Westport Resources Investment Services, must receive prior written approval. In every situation, the interest of our clients comes first. The firm retains the right to impose “blackout periods” if necessary if client transactions are to be implemented and any associated person’s trades could interfere with the clients’ interests. The following are securities accounts that are maintained for the persons above:

Name of Account	Institution Where Held	Account Number

Please add any additional accounts on a separate page.

4. Initial Public Offerings and Private Placements

All persons must obtain the firm’s approval before investing in an initial public offering (IPO) or private placement. There must never be a question as to whether these opportunities are being taken when the firm’s clients could have benefited.

5. Reporting Violations

Any violations of the firm’s Code Of Ethics requires prompt internal reporting to the Chief Compliance Officer .The firm will take all steps necessary to protect anyone who reports a violation from any retaliation.

6. Educating Employees and Related Persons About the Code Of Ethics.

Under rule 204A-1, the firm must provide each person with a copy of this Code Of Ethics and any subsequent amendments. We are also required to obtain an acknowledgement, in writing, from each supervised person, of the receipt of this Code Of Ethics. Thus, at the end of this document will be a form that is to be signed and returned indicating that each person has read and understood the contents of our Code Of Ethics. In addition, the firm is to require an annual recertification that each person has re-read, understands and has complied with the code.

7. Adviser Review and Enforcement

Rule 204A-1 requires that advisers maintain and enforce their codes of ethics. As such, the Compliance Department is required to review persons’ personal securities reports. This will be done by means of duplicate statements sent to the Compliance Department. This review is to determine, among other things, whether an access person is trading in the same securities that are being traded for clients and, if so, whether the clients are receiving terms as favorable as the access person receives.

8. Recordkeeping

To date, there has been no requirement that the firm keep a formal record of the names of access persons. This requirement has been added as part of Rule 204-2(a) (13). A new form will be distributed to all persons along with a copy of the Code Of Ethics. The form will require the name and address of all persons and a list of all securities accounts. This form is to be returned to Compliance as soon as possible.

9. Amendment of Form ADV

Part II of Form ADV, the firm’s Disclosure Report, will be amended to include a description of the firm’s Code of Ethics.

The effective date of the firm’s Code of Ethics is February 1, 2005.

I HAVE READ THE CODE OF ETHICS OF WESTPORT RESOURCES MANAGEMENT. I ACKNOWLEDGE THAT I UNDERSTAND THE REQUIREMENTS OF THE CODE AND AGREE TO FOLLOW THEM.

SIGNED:

NAME:

DATE: